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                  FIRST AMENDMENT TO FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

         This First Amendment to First Amended and Restated Agreement of Limited Partnership (the "Amendment") is made as of the 15th day of July, 1998, by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT").

                                   Background

         PREIT is the general partner of PREIT Associates, L.P., a Delaware limited partnership (the "Limited Partnership").

         Pursuant to Sections 16.15(A) and 16.15(C) of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., dated as of September 30, 1997 (as previously amended, the "Partnership Agreement"), PREIT is authorized to amend certain sections of the Partnership Agreement in its sole discretion and without the consent of any other partner of the Limited Partnership, unless a partner in the Limited Partnership would be adversely affected by such amendment.

         PREIT has determined that this Amendment will not adversely affect any partner of the Limited Partnership.

         NOW, THEREFORE, PREIT, acting as the sole general partner of the Limited Partnership, hereby agrees as follows:

                  1. Section 9.5(K) of the Partnership Agreement is hereby amended and restated in its entirety as follows:


                  "K. Except as otherwise expressly provided in this Agreement or in a writing executed by the Partners, at any time after the six (6) month period following the Effective Date, or, if not then permitted pursuant to the provisions of the Pennsylvania Securities Act and the rules and regulations thereunder, then at any time after the first anniversary of the Effective Date, a Qualifying Party or the Assignee of any Qualifying Party shall have the right to redeem all or a portion of the Class A Units issued on the Effective Date to the persons listed on Schedule VI hereto, subject to the terms and conditions set forth in
         Section 9.5(A) (other than the time periods prior to exercisability set forth therein) and the other provisions hereof."

                  2. Section 6.1(A) of the Partnership Agreement is hereby amended to add a new subsection (5), to read in its entirety as follows:


                  "(5) Notwithstanding anything to the contrary herein, except as may be otherwise specifically provided in any subscription

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         agreement, contribution agreement or other document governing the issuance of Units after the date hereof, the first distribution that is otherwise payable pursuant to Section 6.1 hereof in respect of each Unit following its issuance (the "First Distribution") shall be an amount equal to the product of (i) the distribution otherwise payable in respect of such Unit in the absence of this Section 6.1(A)(5) and
         (ii) a fraction whose numerator equals the number of days between the date of issuance of such Unit and the date on which the First Distribution is payable, and whose denominator equals the number of days between the date on which the distribution immediately preceding the date of issuance of such Unit was paid and the date on which the First Distribution is payable; provided that this Section 6.1(A)(5) shall not apply to Units to be issued pursuant to the Hillview Contribution Agreement, the Northeast Contribution Agreement, the Predevelopment Properties Contribution Agreement, the subscription agreement with Albert H. Marta, dated January 26, 1998 or the TRO Contribution Agreement.


                  3. The Partnership Agreement, as amended hereby, is hereby ratified and confirmed in all respects.


         IN WITNESS WHEREOF, PREIT has caused this Amendment to be executed by its duly authorized representative as of the date first written above.

                                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


                                   By /s/ Jonathan B. Weller
                                      -------------------------------------
                                      Name:  Jonathan B. Weller
                                      Title: President